RESTRICTED STOCK UNIT AGREEMENT
NOTICE OF GRANT AND GRANT AGREEMENT
You have been granted the right to receive shares of our Common Stock in the form of Restricted Stock Units, subject to the terms and conditions of the Aerohive Networks, Inc. 2014 Equity Incentive Plan (the “Plan”) and this Restricted Stock Unit Agreement (the “Agreement”), as follows (the “Grant”):

Participant
Grant Number
Date of Grant
Vesting Commencement Date
Number of Restricted Stock Units subject to Grant
Vesting Schedule:
Subject to accelerated vesting as provided in the Plan, or to the extent set forth below, the shares of Restricted Stock Units subject to this Grant will vest and the Company’s right to reacquire the Restricted Stock Units will lapse, in accordance with the following schedule:
[                                                ]
Capitalized terms not defined in this Agreement, including this Notice of Grant (the “Notice of Grant”), the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, and, if you currently are or subsequently transfer outside of the United States, Special Provisions for Participants Outside of the U.S., attached hereto as Exhibit B (or otherwise made available to Participant), shall have the meaning given to them in the Plan.

Termination:
Your right under the Grant to receive shares of our Common Stock shall only be with respect to those Restricted Stock Units which have vested as of the date of your termination as a Service Provider.
By our signatures, you and the Company agree that this Grant is governed by the terms and conditions of the Plan and this Agreement, including exhibits hereto, all of which are made an integrated and single agreement. You confirm that you have had the opportunity to review the Plan and this Agreement in their entirety and to obtain the advice of counsel prior to executing this Agreement, and that you fully understand all provisions of the Plan and Agreement. You further agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator of any questions relating to the Plan and Agreement.

PARTICIPANT:	AEROHIVE NETWORKS, INC.

Signature	Steve Debenham

Print Name	VP, General Counsel and Corporate Secretary

Residence Address:

EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

1.Grant. The Company hereby grants to the individual named in the Notice of Grant (the “Participant”) under the Plan a grant of Restricted Stock Units, subject to all of the terms and conditions in this Grant Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Grant Agreement, the terms and conditions of the Plan will prevail.
2.    Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Sections 3 or 4, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Restricted Stock Units that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 7. Subject to the provisions of Section 4, such vested Restricted Stock Units shall be paid in whole Shares as soon as practicable after vesting, but in each such case within the period sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any Restricted Stock Units payable under this Grant Agreement.
3.    Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Grant Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Grant Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.
4.    Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. The payment of Shares vesting pursuant to this Section 4 shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A.
Notwithstanding anything in the Plan or this Grant Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Grant Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Grant Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Grant Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Grant Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

5.    Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Grant Agreement, the balance of the Restricted Stock Units that have not vested as of the time of Participant’s termination as a Service Provider for any or no reason and Participant’s right to acquire any Shares hereunder will immediately terminate.
6.    Death of Participant. Any distribution or delivery to be made to Participant under this Grant Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.    Withholding of Taxes. Notwithstanding any contrary provision of this Grant Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment, social insurance, payroll and other taxes which the Company determines must be withheld with respect to such Shares. Prior to vesting and/or settlement of the Restricted Stock Units, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Participant’s employer (the “Employer”) to satisfy all withholding and payment obligations of the Company and/or the Employer. In this regard, Participant authorizes the Company and/or the Employer to withhold all applicable tax withholding obligations legally payable by Participant from his or her wages or other cash compensation paid to Participant by the Company and/or the Employer or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under applicable local law, the Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, (c) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4 or tax withholding obligations related to Restricted Stock Units otherwise are due, Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder and the Restricted Stock Units will be returned to the Company at no cost to the Company.
8.    Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
9.    No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS GRANT AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

10.    Address for Notices. Any notice to be given to the Company under the terms of this Grant Agreement will be addressed to the Company at Aerohive Networks, Inc., 330 Gibraltar Drive, Sunnyvale, CA 94089, or at such other address as the Company may hereafter designate in writing.
11.    Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
12.    Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Grant Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
13.    Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.
14.    Plan Governs. This Grant Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Grant Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Grant Agreement will have the meaning set forth in the Plan.
15.    Administrator Authority. The Administrator will have the power to interpret the Plan and this Grant Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Grant Agreement.
16.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or third party designated by the Company.
17.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Grant Agreement.
18.    Agreement Severable. In the event that any provision in this Grant Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Grant Agreement.

19.    Modifications to the Grant Agreement. This Grant Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Grant Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Grant Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Grant Agreement, the Company reserves the right to revise this Grant Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units.
20.    Special Provisions for Participants Outside of the U.S. This Award of Restricted Stock Units and the Shares acquired under the Plan shall be subject to any special terms and conditions for Participant’s country set forth in Exhibit B to this Grant Agreement. Moreover, if Participant relocates to one of the countries included in Exhibit B, the special terms and conditions for such country will apply to him or her, to the extent that the Administrator determines that application of such terms and conditions is necessary or advisable for legal or administrative reasons. Exhibit B constitutes part of this Grant Agreement. Exhibit B is attached.
21.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Restricted Stock Units and on any Shares acquired upon vesting of the Restricted Stock Units, to the extent that the Administrator determines it is necessary for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
22.    Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
23.    Governing Law; Venue. This Grant Agreement will be governed by the laws of California without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Grant Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.

EXHIBIT B

SPECIAL PROVISIONS FOR
PARTICIPANTS OUTSIDE OF THE U.S.

TERMS AND CONDITIONS
This Exhibit B, which is part of the Restricted Stock Unit Award Agreement (the “Award Agreement”), contains additional or different terms and conditions that govern the Restricted Stock Unit Award if Participant is outside of the United States. The terms and conditions in Part A apply to all Participants outside of the United States. The country-specific terms and conditions in Part B apply to Participants located in any of the countries listed in Part B. Capitalized terms used and not defined in this Exhibit B will have the meaning given to them in the Award Agreement and/or the Plan, as applicable.
If Participant is a citizen or resident of a country other than the one in which he or she is currently working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Date of Grant, the Administrator will, in its sole discretion, determine the extent to which the terms and conditions included herein will apply to Participant under such circumstances.
NOTIFICATIONS
This Exhibit B also includes notifications regarding exchange control and certain other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of May 2014. Such laws are often complex and change frequently. The Company therefore strongly recommends that Participant not rely on the information in this Exhibit B as the only source of information relating to the consequences of his or her participation in the Plan because such information may be outdated when the Restricted Stock Units vest, when Shares are issued to Participant and/or when Participant sells any Shares issued pursuant to the Restricted Stock Units.
In addition, the information contained in this Exhibit B is general in nature and may not apply to Participant’s particular situation. As a result, the Company cannot assure Participant of any particular result. Participant is therefore advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her situation.
Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working, is considered a resident of another country for local law purposes, or transfers employment and/or residency between countries after the Date of Grant, the information contained herein may not apply to Participant in the same manner.
A.    ALL NON-U.S. COUNTRIES
TERMS AND CONDITIONS
1.    Death of Participant. The following provision supplements Section 6 of Exhibit A:
If Participant’s beneficiary designation is not valid or enforceable under inheritance and/or other laws in Participant’s country at the time of Participant’s death, then the beneficiary for purposes of any distribution or delivery to be made to Participant under the Award Agreement will be Participant’s estate.
2.    Responsibility for Taxes. The following provision replaces Section 7 of Exhibit A:
(a)    Participant acknowledges that, regardless of any action that the Company or the Parent or Subsidiary for which Participant is a Service Provider (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer, as applicable.  Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or payment of the Restricted Stock Units, the issuance of Shares upon vesting of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or to achieve any particular tax result.  Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    Prior to any relevant taxable or tax withholding event, as applicable, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligation for Tax-Related Items by one or a combination of the following:

(i)	withholding from Participant’s wages or other cash compensation paid to him or her by the Company and/or the Employer; or

(ii)	withholding from proceeds of the sale of Shares acquired at vesting, either through a voluntary sale or through a mandatory sale (pursuant to this authorization without further consent); or

(iii)	withholding in Shares to be issued upon vesting of the Restricted Stock Units.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum rates, in which case Participant will receive a refund of any over-withheld amounts in cash and will have no entitlement to the equivalent amount in Shares.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares, notwithstanding that some Shares are held back solely for the purpose of paying the Tax-Related Items.
(c)    Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver Shares or the proceeds of the sale of Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
3.    Nature of Award. The following provision replaces Section 9 of Exhibit A:
In accepting the Award of Restricted Stock Units, Participant acknowledges, understands, and agrees that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(c)    all decisions with respect to future restricted stock units or other grants, if any, will be at the sole discretion of the Company;

(d)    the Award of Restricted Stock Units and Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer, or any Parent or Subsidiary and shall not interfere with the ability of the Company, the Employer, or any Parent or Subsidiary to terminate Participant’s status as a Service Provider (if any);
(e)    Participant is voluntarily participating in the Plan;
(f)    the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;
(g)    the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of the same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from Participant’s termination as a Service Provider (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is engaged as a Service Provider or the terms of Participant’s employment or service agreement, if any, and in consideration of the Award of the Restricted Stock Units, to which Participant is not otherwise entitled, Participant irrevocably agrees never to institute any claim against the Company, the Employer, or any Parent or Subsidiary, waives his or her ability, if any, to bring any such claim, and releases the Company, the Employer, and any Parent or Subsidiary from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claims and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and
(j)    for purposes of the Restricted Stock Units, Participant’s status as a Service Provider will be considered terminated as of the date he or she is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and regardless of whether later found to be invalid or in breach of employment laws in the jurisdiction where Participant is engaged as a Service Provider or the terms of Participant’s employment or service agreement, if any), and, unless otherwise expressly provided in this Award Agreement, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the period during which Participant is considered a Service Provider would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is engaged as a Service Provider or the terms of Participant’s employment or service agreement, if any; the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Restricted Stock Units (including, subject to Section 12 of the Plan, whether Participant may still be considered to be providing services while on a leave of absence); and
(k)    neither the Company nor the Employer nor any Parent or Subsidiary will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the Restricted Stock Units or the subsequent sale of any Shares acquired under the Plan.

4.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.
5.    Additional Conditions to Issuance of Stock. The following provision supplements Section 13 of Exhibit A:
Neither the Company nor the Employer nor any Parent or Subsidiary will be liable to Participant if the Company does not meet the requirements of any such state, federal or foreign law or securities exchange or does not obtain any such consent or approval of any such governmental authority or securities exchange.
6.    Insider-Trading Restrictions / Market-Abuse Laws. Participant acknowledges that, depending on his or her country of residence, Participant may be subject to insider-trading restrictions and/or market-abuse laws, which may affect Participant’s ability to acquire or sell Shares or rights to Shares (e.g., the Restricted Stock Units) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider-trading policy. Participant should consult his or her personal legal advisor for further details regarding any insider-trading restrictions and/or market-abuse laws in Participant’s country.
7.    Data Privacy.
Participant hereby voluntarily consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Award Agreement and any other Award materials (“Data”) by and among, as applicable, the Employer, the Company, and any Parent or Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other Awards granted, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.
Participant understands that Data will be transferred to E*TRADE Financial Corporate Services Inc. and its affiliated companies (“E*Trade”) or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that Participant may request a list with the names and addresses of any potential recipients of Data by contacting Participant’s local human resources representative. Participant authorizes the Company, E*Trade and any other third parties which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, Participant’s status as a Service Provider and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant the Restricted Stock Units or other Awards to Participant or administer or maintain such Awards. Therefore, Participant understands that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
8.    Language. If Participant has received this Award Agreement or any other document related to the Award translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

B.    COUNTRY-SPECIFIC TERMS AND NOTIFICATIONS
AUSTRALIA
NOTIFICATIONS

Securities Law Information.  If Participant acquires Shares under the Plan and offer the Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. Participant should consult his or her personal legal advisor regarding any applicable disclosure obligations prior to making any such offer.
BELGIUM
NOTIFICATIONS
Foreign Asset / Account Reporting Information. Participant must report any security and bank accounts opened and maintained outside of Belgium on his or her annual tax return. Participant should consult his or her personal tax advisor for details regarding this requirement.
BRAZIL
TERMS AND CONDITIONS
Compliance with Law. By accepting the Award of Restricted Stock Units, Participant agrees to comply with all applicable Brazilian laws and to pay any and all applicable Tax-Related Items associated with the vesting of the Restricted Stock Units, the issuance of Shares, the sale of Shares acquired under the Plan, or the receipt of any dividends in the future.
NOTIFICATIONS
Exchange Control Information. If Participant is resident or domiciled in Brazil, Participant must submit an annual declaration of assets and rights held outside of Brazil, including Shares acquired under the Plan, to the Central Bank of Brazil if the aggregate value of such assets and rights is at least US$100,000. Participant should consult his or her personal legal advisor for details regarding this requirement.
CANADA
TERMS AND CONDITIONS
Company’s Obligation to Pay. The following provision supplements Section 2 of Exhibit A:
Notwithstanding the discretion generally vested in the Administrator concerning payment of Restricted Stock Units in cash, Shares, or a combination of both under Section 8(d) of the Plan, vested Restricted Stock Units shall be paid in Shares only.
Nature of Award. The following provision replaces Part A, Section 3(j) of this Exhibit B:
For purposes of the Restricted Stock Units, Participant’s status as a Service Provider shall be considered terminated as of the earlier of (a) the date on which Participant’s status as a Service Provider is terminated; (b) the date on which Participant receives a written notice of termination as a Service Provider, regardless of any notice period or period of pay in lieu of notice required under any employment law in the country where Participant resides (including, but not limited to, statutory law, regulatory law, and/or common law), even if such law is otherwise applicable to Participant’s benefits from the Employer; or (c) the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and regardless of whether later found to be invalid or in breach of employment laws in the jurisdiction where Participant is engaged as a Service Provider or the terms of any employment or service agreement) and, unless otherwise expressly provided in this Award Agreement or determined by the Administrator, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date; the Administrator shall have the exclusive discretion to determine when Participant is no longer a Service Provider for purposes of the Restricted Stock Units.
The following provisions apply only if Participant is in Quebec:
Consent to Receive Information in English. The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices, and legal proceedings entered into, given, or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir expressement souhaité que la convention [« Award Agreement »], ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.
Data Privacy. The following provision supplements Part A, Section 7 of this Exhibit B:
Participant hereby authorizes the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in administration of the Plan. Participant further authorizes the Company, the Employer, and/or any Parent or Subsidiary, as well as E*Trade (or such other stock plan service provider as may be selected by the Company to assist with implementation, administration, and management of the Plan) to disclose and discuss such information with their advisors. Participant also authorizes the Company, the Employer, and/or any Parent or Subsidiary to record such information and to keep such information in Participant’s employment file.
NOTIFICATIONS
Securities Law Information. Participant is permitted to sell Shares acquired under the Plan through the designated broker under the Plan, if any, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the New York Stock Exchange in the United States of America.
Foreign Asset / Account Reporting Information. Participant must report any foreign property (including Restricted Stock Units and Shares) on Form T1135 (Foreign Income Verification Statement) if the total cost of his or her foreign property exceeds C$100,000 at any time during the year. Participant should consult his or her personal tax advisor for details regarding this requirement.
CHINA
TERMS AND CONDITIONS
The following terms and conditions apply to Participants in China who are subject to PRC exchange control laws, as determined by the Administrator in its sole and absolute discretion.
Vesting. The following provision supplements Section 3 of Exhibit A:
In addition to the vesting provisions set forth in the Notice of Grant, the Restricted Stock Units shall not vest unless and until the date on which the Company (or a Parent or Subsidiary, as applicable) has obtained approval from the PRC State Administration of Foreign Exchange (“SAFE”) to permit the operation of the Plan and the issuance of Shares under the Plan in China, as determined by the Administrator in its sole and absolute discretion.
Company’s Obligation to Pay. The following provisions supplement Sections 2 and 8 of Exhibit A:

(i)
The Company reserves the right to mandate, on Participant’s behalf pursuant to this authorization without further consent, the immediate sale of Shares issued to Participant upon vesting of the at payment of vested Restricted Stock Units if the Administrator determines, in its sole and absolute discretion, that the immediate sale of Shares is necessary or advisable for legal or administrative reasons.

(ii)
If the Company does not mandate the immediate sale of Shares, any Shares issued to Participant upon vesting of the Restricted Stock Units must be held with the Company’s designated broker (currently, E*Trade) until Participant sells such Shares; provided, however, that nothing in this provision shall prevent Participant from selling the Shares at his or her discretion, subject to any applicable Company insider-trading policy and subsections (ii) and (iii) below.

(iii)
If Participant’s relationship as a Service Provider terminates while Participant holds any Shares, Participant (or, if Participant’s termination as a Service Provider is due to death, Participant’s estate or such other person as acquired the right to the Shares) must sell the Shares before the last trading day of the 6th month following termination of Participant’s relationship as a Service Provider (the “Last Trading Day”). If the Shares have not been sold before the Last Trading Day, the Company’s designated broker will automatically sell all Shares on the Last Trading Day on Participant’s behalf pursuant to this authorization without further consent. The Shares generally will be sold at the applicable market price at the time of sale. Neither the Company nor its designated broker shall be obligated to arrange for sale of the Shares at a particular price.

Exchange Control Restrictions. Participant must repatriate the cash proceeds from the sale of Shares acquired under the Plan, any dividends paid with respect to the Shares and any other funds resulting from the Restricted Stock Units to China. Participant further understands that the repatriation may need to be effectuated through a special exchange control account established by the Company, the Employer, or a Parent or Subsidiary, and Participant hereby agrees and consents to the transfer of such funds to such special exchange control account before being delivered to Participant. The proceeds (or other funds) may be paid to Participant in U.S. dollars or local currency at the Company’s discretion. If the funds are paid to Participant in U.S. dollars, Participant will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to Participant in local currency, (i) the Company is under no obligation to secure any particular exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions, and (ii) Participant agrees to bear any currency fluctuation risk attributable to the period between sale of Shares (or receipt of any funds resulting from the Restricted Stock Units) and distribution of the funds to Participant through the special exchange control account established by the Company, the Employer, or a Parent or Subsidiary. Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China and to sign any agreements, forms or consents as may be reasonably requested by the Company, E*Trade or another brokerage firm designated by the Company.
NOTIFICATIONS
Foreign Asset / Account Reporting Information. PRC residents must report to SAFE details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents, either directly or through financial institutions. Shares or Restricted Stock Units acquired under the Plan and Plan-related transactions may be subject to this reporting requirement. Participant should consult his or her personal legal advisor for details regarding this requirement.
DENMARK
NOTIFICATIONS

Foreign Asset / Account Reporting Information. Participant must complete a Declaration V in connection with the deposit of any securities (including Shares acquired under the Plan) into a bank or brokerage account outside of Denmark. The form is available at the website of the Danish Central Customs and Tax Administration.
In addition, if Participant holds Shares or cash in an account outside of Denmark, he or she is required to report the existence of such an account to the Danish Tax Authorities by completing a Declaration K and submitting it to the Danish Tax Authorities following opening of the account. The form is available at the website of the Danish Central Customs and Tax Administration. A separate form must be submitted for each account held outside of Denmark that holds shares or cash which are taxable in Denmark. The Declaration K requirement is in addition to the requirement to complete Declaration V discussed above.
Participant should consult his or her personal tax advisor for details regarding these requirements.
FRANCE
TERMS AND CONDITIONS
Type of Award. This Award of Restricted Stock Units is not intended to qualify for specific tax or social security treatment in France and is not considered a qualified award under the French Commercial Code.
Language Consent. By accepting the Award of Restricted Stock Units, Participant confirms having read and understood the documents relating to the Award (the Plan and the Award Agreement, including this Exhibit B) which were provided in the English language. Participant accepts the terms of these documents accordingly.
Consentement Relatif à la Langue Utilisée. En acceptant l’Attribution d’ Actions Gratuites, le Participant confirme avoir lu et compris les documents relatifs à l’Attribution (le Plan et le Contrat, y compris la présente Annexe B) qui lui ont été remis en langue anglaise. Le Participant accepte les termes de ces documents en consequence.
NOTIFICATIONS
Foreign Asset / Account Reporting Information. Participant must declare any foreign bank investment, or brokerage account opened, used or closed during the fiscal year to the French tax authorities when filing his or her annual tax return. Participant should consult his or her personal tax advisor for details regarding this requirement.
GERMANY
NOTIFICATIONS
Exchange Control Information.  Cross-border payments in excess of €12,500 in connection with the purchase or sale of securities (e.g., transfer of proceeds from the sale of Shares into Germany) must be reported electronically to the German Federal Bank. The online filing portal may be accessed at the website of the German Federal Bank. Participant should consult his or her personal legal advisor for details regarding this requirement.
KOREA
NOTIFICATIONS
Exchange Control Information. Exchange control laws require Korean residents who realize US$500,000 or more from the sale of Shares in a single transaction to repatriate the proceeds to Korea within 18 months of such sale.
Foreign Asset / Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean brokerage accounts) to the Korean tax authority and file a report concerning such account if the value of such account exceeds KRW 1 billion (or an equivalent amount in foreign currency). Participant should consult his or her personal tax advisor for details regarding this requirement.

NETHERLANDS
There are no country-specific provisions.
NEW ZEALAND
There are no country-specific provisions.
SPAIN
TERMS AND CONDITIONS
Forfeiture upon Termination of Status as a Service Provider and Nature of Award. The following provisions supplement Section 5 of Exhibit A and Part A, Section 3 of this Exhibit B:
By accepting the Award of Restricted Stock Units, Participant consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan.
Participant understands and agrees that, as a condition of the Award of the Restricted Stock Units, termination of Participant’s status as a Service Provider for any reason (including for the reasons listed below) will automatically result in the loss of any portion of the Award of Restricted Stock Units that has not vested as of the date that Participant is no longer actively engaged as a Service Provider, as described in Section 5 of Exhibit A and Part A, Section 3(j) of this Exhibit B.
In particular, Participant understands and agrees that any unvested Restricted Stock Units as of the date that Participant is no longer actively engaged as a Service Provider will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of termination of Participant’s status as a Service Provider by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985. Participant acknowledges having read and specifically accepts the conditions referred to in Section 5 of Exhibit A and Part A, Section 3(j) of this Exhibit B.
NOTIFICATIONS
Securities Law Information. No “offer of public securities to the public”, as defined under Spain law, has taken place or will take place in the territory of Spain in connection with the Award of Restricted Stock Units. Neither the Plan nor the Award Agreement has been or will be registered with the Comisión Nacional del Mercado de Valores (i.e., Spanish Securities Exchange Commission). Neither the Plan nor the Award Agreement constitutes a public offering prospectus.
Exchange Control Information. Participant must declare the acquisition, ownership, and disposition of Shares to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”) of the Ministry of Economy and Competitiveness on a Form D-6.
Participant also may be required to electronically declare to the Bank of Spain foreign accounts (including brokerage accounts), any foreign instruments (including Shares acquired under the Plan), and any transactions with non-residents of Spain (including any payment of Shares at vesting of Restricted Stock Units), depending on the balances in such accounts, together with the value of such instruments, and/or the volume of transactions with non-residents of Spain during the relevant year. Participant should consult his or her personal legal advisor for details regarding this requirement.
Foreign Asset / Account Reporting Information. To the extent that Participant holds rights or assets (e.g., cash or Shares held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset as of December 31 each year, Participant must report information on such rights and assets on his or her tax return for such year (or at any time during the year in which Participant sells or disposes of such right or asset). After such rights or assets are initially reported, the reporting obligation will apply only for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000. Participant should consult his or her personal tax advisor for details regarding this requirement.
SWEDEN
There are no country-specific provisions.
UNITED ARAB EMIRATES
NOTIFICATIONS
Securities Law Information. The Award Agreement, the Plan and any other documents Participant may receive in connection with his or her participation in the Plan are intended only for distribution to select individuals who have a Service Provider relationship with the Company and/or a Parent or Subsidiary in the United Arab Emirates and are being provided in connection with an employee incentive scheme. The Plan and the Award Agreement are intended for distribution only to such Service Providers and must not be delivered to or relied upon by any other person. Participant should conduct his or her own due diligence concerning the securities. If Participant does not understand the contents of the Plan and the Award Agreement, he or she should consult an authorized financial advisor. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development has approved the Plan or the Award Agreement, and neither body has taken steps to verify the information set out therein; as such, neither body has any responsibility for such documents.
UNITED KINGDOM
TERMS AND CONDITIONS
Company’s Obligation to Pay. The following provision supplements Section 2 of Exhibit A:

Notwithstanding the discretion generally vested in the Administrator concerning payment of Restricted Stock Units in cash, Shares, or a combination of both under Section 8(d) of the Plan, vested Restricted Stock Units shall be paid in Shares only.
Responsibility for Taxes. The following provisions supplement Part A, Section 2 of this Exhibit B:
If payment or withholding of the income tax due in connection with the Restricted Stock Units is not made within ninety (90) days of the end of the tax year in which the income tax liability arises or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax will constitute a loan owed by Participant to the Employer, effective on the Due Date. Participant agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Part A, Section 1 of this Exhibit B. Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), Participant will not be eligible for such a loan to cover the income tax liability. If Participant is a director or executive officer and the income tax is not collected from or paid by Participant by the Due Date, the amount of any uncollected income tax may constitute a benefit to Participant on which additional income tax and national insurance contributions (“NICs”) be payable. Participant will be responsible for reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer (as appropriate) for the value of any employee NICs due on this additional benefit which may be collected from Participant by the Company or the Employer by any of the means referred to in Part A, Section 2 of this Exhibit B.

Joint Election.  As a condition of participation in the Plan, Participant agrees to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the Restricted Stock Units and any event giving rise to Tax-Related Items (the “Employer’s Liability”).  Without prejudice to the foregoing, Participant agrees to execute the following joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”) and any other consent or election required to accomplish the transfer of the Employer’s Liability to Participant.  Participant understands that the Joint Election applies to any Restricted Stock Units granted to him or her under the Plan after the execution of the Joint Election.  Participant further agrees to execute such other joint elections as may be required between him or her and any successor to the Company and/or the Employer.  Participant further agrees that the Company and/or the Employer may collect the Employer’s Liability from him or her by any of the means set forth in Part A, Section 2 of this Exhibit B.

If Participant does not enter into a Joint Election prior to the first vesting date of the Restricted Stock Units or any other event giving rise to Tax-Related Items, he or she will not be entitled to vest in the Restricted Stock Units or receive any benefit in connection with the Restricted Stock Units unless and until he or she enters into a Joint Election, and no Shares or other benefit pursuant to the Restricted Stock Units will be issued to Participant under the Plan, without any liability to the Company and/or the Employer; provided, however, that this provision shall not apply if Participant is a U.S. taxpayer and the application of this provision would cause the Restricted Stock Units to fail to qualify under an exemption from, or comply with, Section 409A of the Code.

Important Note on the Joint Election to Transfer
Employer National Insurance Contributions

As a condition of participation in the Aerohive Networks, Inc. 2014 Equity Incentive Plan (the “Plan”) and the restricted stock units (the “Restricted Stock Units”) that have been granted to you (“Participant”) by Aerohive Networks, Inc. (the “Company”), Participant is required to enter into a joint election to transfer to Participant any liability for employer national insurance contributions (the “Employer’s Liability”) that may arise in connection with the Restricted Stock Units or in connection with any restricted stock units that may be granted by the Company to Participant under the Plan (the “Joint Election”).
If Participant does not agree to enter into the Joint Election, the grant of the Restricted Stock Units will be worthless, and Participant will not be able to vest in the Restricted Stock Units or receive any benefit in connection with the Restricted Stock Units.
By entering into the Joint Election:

•
Participant agrees that any Employer’s Liability that may arise in connection with or pursuant to the vesting of the Restricted Stock Units (or any restricted stock units granted to Participant under the Plan) or the acquisition of shares of the Company or other taxable events in connection with the Restricted Stock Units (or any other restricted stock units granted under the Plan) will be transferred to Participant;

•
Participant authorises the Company and/or Participant’s employer to recover an amount sufficient to cover this liability by any method set forth in the Restricted Stock Unit Award Agreement and/or the Joint Election; and

•
Participant acknowledges that even if he or she has accepted the Joint Election via the Company’s online procedure, the Company or Participant’s employer may still require Participant to sign a paper copy of the Joint Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Joint Election.

By accepting the Restricted Stock Units through the Company’s online acceptance procedure at E*Trade (or by signing the Notice of Grant), Participant is agreeing to be bound by the terms of the Joint Election.
Please read the terms of the Joint Election carefully before accepting the Restricted Stock Unit Award Agreement
and the Joint Election.
Please print and keep a copy of the Joint Election
for your records.

AEROHIVE NETWORKS, INC.
2014 EQUITY INCENTIVE PLAN
(UK Employees)

Election To Transfer the Employer’s National Insurance Liability to the Employee

1.    PARTIES
This Election is between:

(A)
You, the individual who has gained access to this Election (the “Employee”), who is employed by Aerohive Networks Europe Ltd. (registered number 6400590) whose registered office is at West Block, The Courtyard, 16-18 West Street, Farnham, Surrey GU9 7DR (the “Employer”) and who is eligible to receive restricted stock units (“Restricted Stock Units”) granted by Aerohive Networks, Inc. pursuant to the terms and conditions of the 2014 Equity Incentive Plan (the “Plan”), and

(B)
Aerohive Networks, Inc. of 330 Gibraltar Drive, Sunnyvale, California 94089, United States of America (the “Company”), which may grant Restricted Stock Units under the Plan and is entering into this Form of Election on behalf of the Employer.

2.    PURPOSE OF ELECTION
2.1    This Election relates to Restricted Stock Units granted by the Company under the Plan on or after 28 March 2014.
2.2    In this Election the following words and phrases have the following meanings:
“Taxable Event” means, in relation to the Restricted Stock Units:

(i)	the acquisition of securities pursuant to the Restricted Stock Units (within section 477(3)(a) of ITEPA); and/or

(ii)	the assignment or release of the Restricted Stock Units in return for consideration (within section 477(3)(b) of ITEPA); and/or

(iii)	the receipt of a benefit in connection with the Restricted Stock Units, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA); and/or

(iv)	post-acquisition charges relating to the Restricted Stock Units and/or shares acquired pursuant to the Restricted Stock Units (within section 427 of ITEPA); and/or

(v)	post-acquisition charges relating to the Restricted Stock Units and/or shares acquired pursuant to the Restricted Stock Units (within section 439 of ITEPA).
“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.
“SSCBA” means the Social Security Contributions and Benefits Act 1992.

2.3
This Election relates to the Employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a Taxable Event in respect of the Restricted Stock Units pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

2.4
This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

2.5
This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

3.    THE ELECTION
The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Taxable Event is hereby transferred to the Employee. The Employee understands that by accepting the grant of the Restricted Stock through the Company’s online acceptance procedure at E*Trade or by signing the Notice of Grant to accept the grant of the Restricted Stock Units he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 to SSCBA.
4.    PAYMENT OF THE EMPLOYER’S LIABILITY

4.1	The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Taxable Event:

(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Taxable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Restricted Stock Units; and/or

(iv)	by any other means specified in the Restricted Stock Unit Award Agreement.

4.2
The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities in respect of the Restricted Stock Units to the Employee until full payment of the Employer’s Liability is received.

4.3
The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HM Revenue and Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Taxable Event occurs (or within 17 days after the end of the UK tax month during which the Taxable Event occurs, if payments are made electronically).

5.    Duration of Election

5.1
The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

5.2
Any reference in this Election to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and the Restricted Stock Unit Award Agreement. This Election will continue in effect in respect of any awards which replace the Restricted Stock Units in circumstances where section 483 of ITEPA applies.

5.3    This Election will continue in effect until the earliest of the following:

(i)	the Employee and the Company agree in writing that it should cease to have effect;

(ii)	on the date the Company serves written notice on the Employee terminating its effect;

(iii)	on the date HM Revenue and Customs withdraws approval of this Election; or

(iv)
after due payment of the Employer’s Liability in respect of the entirety of the Restricted Stock Units to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

Acceptance by the Employee
The Employee acknowledges that by accepting the grant of the Restricted Stock through the Company’s online acceptance procedure at E*Trade or by signing the Notice of Grant to accept the grant of the Restricted Stock Units, the Employee agrees to be bound by the terms of this Election.

Acceptance by the Company
The Company acknowledges that, by arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.
Signed for and on behalf of the Company

Steve Debenham
VP, General Counsel and Corporate Secretary